News Release	The Procter & Gamble Company
One P&G Plaza
Cincinnati, OH 45202
FOR IMMEDIATE RELEASE

P&G DELIVERS 17% EPS GROWTH - RAISES FISCAL YEAR OUTLOOK

Sales Up 8%, Blades & Razors and Fabric Care & Home Care Sales Up 11%

CINCINNATI, Jan. 30, 2007 - The Procter & Gamble Company (NYSE:PG) announced net sales growth of eight percent to $19.73 billion in the October - December quarter. Sales growth was driven by Blades & Razors and Fabric Care & Home Care, both up 11 percent during the quarter. Organic volume and sales grew five percent, with all reportable segments and geographic regions delivering organic volume growth during the quarter. Earnings per share increased 17 percent to $0.84 per share behind sales growth, operating margin improvement and Gillette acquisition benefits.

“This was another solid quarter of broad-based sales and earnings growth during a period of heavy Gillette integration activity,” said Chairman of the Board, President and Chief Executive A.G. Lafley. “The results this quarter and a positive outlook for sales and margin improvement give us confidence to raise our top and bottom line guidance for the fiscal year.”

Executive Summary

•
Net sales increased eight percent to $19.73 billion. Organic sales, which exclude the impacts of acquisitions, divestitures and foreign exchange, increased five percent with every reportable segment delivering growth.

•
Operating profit increased 12 percent during the quarter to $4.35 billion behind sales growth and operating margin improvement. Operating margin expanded 90-basis points behind gross margin improvement and lower selling, general and administrative expenses as a percentage of net sales.

•	Net earnings increased 12 percent during the quarter to $2.86 billion. Diluted net earnings per share increased 17 percent during the quarter to $0.84.
•	Gillette integration continued to progress on-track. To date, billing systems, sales forces and distribution networks have been integrated in markets representing 95% of net sales.

Key Financial Highlights

Net sales for the quarter increased eight percent to $19.73 billion. Every reportable segment grew sales led by double-digit increases in Blades & Razors and in Fabric Care & Home Care. Sales increased behind solid market share growth and continued success on product initiatives including Gillette Fusion, Tide Simple Pleasures, Febreze Noticeables, Olay Definity, Pantene Color Expressions, Head & Shoulders restage and Crest Pro Health. Volume increased four percent and organic volume, which excludes the impacts of acquisitions and divestitures, increased five percent during the quarter. Pricing added one percent to sales growth and favorable foreign exchange added an additional three percent. Organic sales, which exclude the impacts of acquisitions, divestitures and foreign exchange, increased five percent.

Net earnings during the quarter increased 12 percent to $2.86 billion. Net earnings were up behind sales growth and operating margin improvements. Operating profit margin increased 90-basis points due to gross margin expansion and lower selling, general and administrative expenses as a percentage of net sales. Diluted net earnings per share increased 17 percent to $0.84.

Gross margin increased 50-basis points to 52.9% of net sales during the quarter. Commodity costs had a negative impact on gross margin of about 80-basis points. Scale leverage from volume growth, price increases and cost savings projects more than offset the commodity cost impact.

Selling, general and administrative expenses (SG&A) were 30.9% of net sales, 30-basis points lower than the prior year period. SG&A improved primarily due to Gillette synergies, which drove overhead expenses down as a percentage of net sales versus the year-ago period.

Operating cash flow was $2.45 billion during the quarter driven by strong earnings, partially offset by an increase in working capital. Accounts receivable increased due to business growth, holiday seasonality and temporary impacts related to the Gillette integration. Free cash flow, defined as operating cash flow less capital expenditures, was $1.78 billion during the quarter. Free cash flow productivity was 62% during the quarter and 75% fiscal year-to-date. The company continues to expect free cash flow productivity to be at or above its 90% target for the fiscal year. Capital expenditures were 3.4% of net sales during the quarter.

Business Segment Discussion

The following provides perspective on the company’s October - December quarter results by business segment.

Beauty and Health
•
Beauty net sales increased eight percent during the quarter to $5.88 billion driven by solid volume growth across most categories. Organic sales increased five percent, despite a negative impact from sales disruptions to the SK-II franchise in Asia. Volume was up four percent and organic volume increased five percent behind mid-single digit organic volume growth in Hair Care, Skin Care and Feminine Care and high-single digit organic growth in Prestige fragrances. Volume growth was driven by continued successful initiative activity including Pantene Color Expressions, Head & Shoulders and Herbal Essences restages, Olay Definity and Regenerist, Always Clean, Tampax Pearl product upgrades and the Dolce & Gabbana “The One” launch. Favorable product mix drove a positive one percent sales impact while favorable foreign exchange trends added an additional three percent to sales growth. Net earnings grew 19 percent to $1.01 billion behind sales growth and margin improvement. Profit margin increased 150-basis points behind improved gross margin from a more profitable product mix and lower overhead expenses as a percentage of net sales.

•
Health Care net sales increased seven percent to $2.36 billion during the quarter. Volume grew two percent, while organic volume was up three percent. Pricing contributed two percent to segment sales growth and favorable product mix added one percent. Foreign exchange had a two percent impact on sales growth. Pharmaceuticals and Personal Health sales increased high-single digits behind mid-single digit volume growth. Prilosec OTC had a strong quarter with market share up over two share points versus year ago. Volume on Prilosec OTC was up double-digits behind the market share growth and a low base period comparison. Oral Care sales increased mid-single digits globally behind double-digit growth in developing regions. Health Care net earnings grew 22 percent to $472 million. Profit margin improved 250-basis points due to a more profitable product mix, lower product costs on Prilosec OTC and Gillette synergies.

Household Care
•
Fabric Care and Home Care net sales increased 11 percent during the quarter to $4.68 billion behind eight percent volume growth. Volume was up double-digits in Home Care and high-single digits in Fabric Care behind the continued success of recent initiatives including Tide Simple Pleasures, Gain Joyful Expressions, several Swiffer restages, Febreze Noticeables, Cascade Action Packs and the Fairy Auto Dish expansion in Western Europe. Previously executed price increases contributed one percent to sales growth while favorable foreign exchange had a two percent impact. Net earnings increased nine percent to $673 million. Profit margin was down 20-basis points as scale benefits of volume growth, lower overhead expenses as a percentage of net sales and manufacturing cost savings projects were offset by higher commodity costs.

•
Baby Care and Family Care net sales increased five percent to $3.12 billion during the quarter. Volume grew two percent behind mid-single digit growth in Baby Care. Baby care volume increased high-single digits in developing regions behind strong market share growth in Greater China and in Central and Eastern Europe. In developed regions, Baby Care volume was up low-single digits. Pampers results were solid in North America due to continued growth of Baby Stages of Development and the Caterpillar stretch initiative on Pampers Baby Dry. This growth was partially offset by soft results on Pampers in Western Europe and Luvs in North America caused by low pricing of both branded and private label competitors. Family Care organic volume was up low-single digits on growth in North America, led by strong results on Charmin and Bounty Basics. Pricing in North America Family Care added one point to segment sales growth and favorable foreign exchange had a two percent impact on sales growth. Net earnings in Baby Care and Family Care increased three percent to $341 million as topline growth more than offset higher commodity costs.

•
Snacks, Coffee and Pet Care net sales increased three percent during the quarter to $1.25 billion. Volume was up one percent behind mid-single digit growth on Coffee, partially offset by a decline on Pet Care. Coffee volume grew as a result of a base period that included impacts from Hurricane Katrina and behind solid results on Folgers Simply Smooth and Gourmet Selections. Snacks volume was in-line with the prior year period as strong results on the Pringles Minis and Gourmet initiatives were offset by a four percent contraction in the North America chips market and heavy competitive merchandising activity. Disproportionate Coffee growth and favorable product mix in Snacks drove a positive one percent mix impact while favorable foreign exchange added one percent to sales. Net earnings increased 34 percent to $150 million during the quarter. Earnings increased due primarily to the base period earnings impacts related to Hurricane Katrina.

Gillette GBU
•
Net sales in Blades and Razors increased 11 percent to $1.28 billion. Gillette blades and razors market consumption increased seven percent behind strong results on Fusion in developed regions and on Mach 3 in developing regions. Volume increased four percent during the quarter while favorable product mix and pricing each added two percent to sales growth. Foreign exchange had a positive three percent impact. Net earnings were up 11 percent during the quarter to $301 million behind the strong sales growth.

•
Net sales in Duracell and Braun increased five percent to $1.35 billion. Volume was flat with organic volume up low-single digits. Duracell organic volume increased low-single digits as solid growth in developing regions was partially offset by a weaker hurricane season and strong competitive activity in North America and Western Europe. Braun volume was down slightly due primarily to the divestiture of thermometer and blood pressure devices. The Duracell and Braun business was impacted by one-time supply disruptions during systems cutover at a warehousing facility in the United States during a key holiday shipment period. The issue was completely resolved during the quarter and shipments capabilities returned to full capacity. A more premium product mix contributed two percent to sales growth while favorable foreign exchange had a three percent impact. Net earnings increased 32 percent to $218 million. Earnings growth was driven by the increase in net sales and lower acquisition-related expenses versus the base period.

Fiscal Year and January - March Quarter Guidance

The company raised its organic sales growth outlook for the 2007 fiscal year due to solid business momentum and a positive outlook for the remainder of the fiscal year. The company now expects organic sales to grow by five to six percent. This compares to the previous guidance range of four to six percent. The combination of pricing and product mix is expected to have a neutral to positive one percent impact on sales growth. Foreign exchange is expected to have a positive impact of one to two percent. Acquisitions and divestitures are expected to add about four percent to sales growth. Total sales are expected to increase 10 to 12 percent.

The company also raised its earnings per share outlook for the fiscal year due to the strong results in the December quarter. The company now expects earnings per share to be in the range of $2.99 to $3.03, up 13 to 15 percent versus prior year. This includes Gillette dilution, which is now expected to be toward the lower end of the previous $0.12 to $0.18 per share guidance range. Gillette dilution is tracking better than expected due to strong results on Blades & Razors and good progress on cost synergies. Operating margins are expected to improve by over 100-basis points driven primarily by gross margin improvement. The tax rate for fiscal year 2007 is expected to be at or slightly below 30%, in-line with previous guidance. One-time items associated with the Gillette acquisition are expected to be $0.06 to $0.08 per share.

For the January - March quarter, organic sales are expected to grow by five to seven percent. The combination of pricing and product mix is expected to have a neutral to positive one percent impact on sales growth. Foreign exchange is expected to have a positive impact of about two percent. Total sales are expected to increase seven to nine percent. The company expects earnings per share to be in the range of $0.72 to $0.74. Operating margins are expected to be up 50 to 100 basis points driven by both gross margin improvement and SG&A efficiencies.

Forward Looking Statements

All statements, other than statements of historical fact included in this release, are forward-looking statements, as that term is defined in the Private Securities Litigation Reform Act of 1995. Such statements are based on financial data, market assumptions and business plans available only as of the time the statements are made, which may become out of date or incomplete. We assume no obligation to update any forward-looking statement as a result of new information, future events or other factors. Forward-looking statements are inherently uncertain, and investors must recognize that events could differ significantly from our expectations. In addition to the risks and uncertainties noted in this release, there are certain factors that could cause actual results to differ materially from those anticipated by some of the statements made. These include: (1) the ability to achieve business plans, including with respect to lower income consumers and growing existing sales and volume profitably despite high levels of competitive activity, especially with respect to the product categories and geographical markets (including developing markets) in which the Company has chosen to focus; (2) the ability to successfully execute, manage and integrate key acquisitions and mergers, including (i) the Company’s merger with The Gillette Company, and (ii) the Domination and Profit Transfer Agreement with Wella, and to achieve the cost and growth synergies in accordance with the stated goals of these transactions; (3) the ability to manage and maintain key customer relationships; (4) the ability to maintain key manufacturing and supply sources (including sole supplier and plant manufacturing sources); (5) the ability to successfully manage regulatory, tax and legal matters (including product liability, patent, and intellectual property matters as well as those related to the integration of Gillette and its subsidiaries), and to resolve pending matters within current estimates; (6) the ability to successfully implement, achieve and sustain cost improvement plans in manufacturing and overhead areas, including the Company's outsourcing projects; (7) the ability to successfully manage currency (including currency issues in volatile countries), debt, interest rate and commodity cost exposures; (8) the ability to manage continued global political and/or economic uncertainty and disruptions, especially in the Company's significant geographical markets, as well as any political and/or economic uncertainty and disruptions due to terrorist activities; (9) the ability to successfully manage competitive factors, including prices, promotional incentives and trade terms for products; (10) the ability to obtain patents and respond to technological advances attained by competitors and patents granted to competitors; (11) the ability to successfully manage increases in the prices of raw materials used to make the Company's products; (12) the ability to stay close to consumers in an era of increased media fragmentation; and (13) the ability to stay on the leading edge of innovation. For additional information concerning factors that could cause actual results to materially differ from those projected herein, please refer to our most recent 10-K, 10-Q and 8-K reports.

About Procter & Gamble
Three billion times a day, P&G brands touch the lives of people around the world. The company has one of the strongest portfolios of trusted, quality, leadership brands, including Pampers®, Tide®, Ariel®, Always®, Whisper®, Pantene®, Mach3®, Bounty®, Dawn®, Pringles®, Folgers®, Charmin®, Downy®, Lenor®, Iams®, Crest®, Oral-B®, Actonel®, Duracell®, Olay®, Head & Shoulders®, Wella®, Gillette®, and Braun®.  The P&G community consists of over 135,000 employees working in over 80 countries worldwide.  Please visit http://www.pg.com for the latest news and in-depth information about P&G and its brands.

# # #

P&G Media Contact:
Doug Shelton - 513-983-9736; cell 513-293-4117; Shelton.do@pg.com

P&G Investor Relations Contact:
Chris Peterson - +1-513-983-2414

The Procter & Gamble Company

Exhibit 1: Non-GAAP Measures

In accordance with the SEC’s Regulation G, the following provides definitions of the non-GAAP measures used in the earnings release and the reconciliation to the most closely related GAAP measure.

Organic Sales Growth. Organic sales growth is a non-GAAP measure of sales growth excluding the impacts of acquisitions, divestitures and foreign exchange from year-over-year comparisons. The company believes this provides investors with a more complete understanding of underlying sales trends by providing sales growth on a consistent basis.

The reconciliation of reported sales growth to organic sales in the Oct - Dec 2006 quarter:
	Total P&G	Beauty
Total Sales Growth	8%	8%
Less: Foreign Exchange Impact	-3%	-3%
Less: Acquisition/Divestiture Impact	0%	0%
Organic Sales Growth	5%	5%

Free Cash Flow. Free cash flow is defined as operating cash flow less capital spending. Management views free cash flow as an important measure because it is one factor in determining the amount of cash available for dividends and discretionary investment. Free cash flow is also one of the measures used to evaluate senior management and is a factor in determining their at-risk compensation.

Free Cash Flow Productivity. Free cash flow productivity is defined as the ratio of free cash flow to net earnings. The company’s long-term target is to generate free cash at or above 90 percent of net earnings. Free cash flow is also one of the measures used to evaluate senior management and is a factor in determining their at-risk compensation. The reconciliation of free cash flow and free cash flow productivity is provided below ($ millions):
	Operating Cash Flow	Capital Spending	Free Cash Flow	Net Earnings	Free Cash Flow Productivity
Jul - Dec ’06	$5,403	$(1,239)	$4,164	$5,560	75%
Oct - Dec ’06	$2,450	$(669)	$1,781	$2,862	62%

THE PROCTER & GAMBLE COMPANY AND SUBSIDIARIES
(Amounts in Millions)
Consolidated Cash Flows Information

	Six Months Ended December 31
	2006	2005

BEGINNING CASH	$6,693	$6,389

OPERATING ACTIVITIES
NET EARNINGS	5,560	4,575
DEPRECIATION AND AMORTIZATION	1,489	1,158
SHARE BASED COMPENSATION EXPENSE	289	208
DEFERRED INCOME TAXES	201	271
CHANGES IN:
ACCOUNTS RECEIVABLE	(1,668)	(957)
INVENTORIES	(486)	73
ACCOUNTS PAYABLE, ACCRUED AND OTHER LIABILITIES	8	(617)
OTHER OPERATING ASSETS & LIABILITIES	(110)	(96)
OTHER	120	131

TOTAL OPERATING ACTIVITIES	5,403	4,746

INVESTING ACTIVITIES
CAPITAL EXPENDITURES	(1,239)	(1,029)
PROCEEDS FROM ASSET SALES	135	339
ACQUISITIONS, NET OF CASH ACQUIRED	(139)	249
CHANGE IN INVESTMENT SECURITIES	620	39

TOTAL INVESTMENT ACTIVITIES	(623)	(402)

FINANCING ACTIVITIES
DIVIDENDS TO SHAREHOLDERS	(2,045)	(1,691)
CHANGE IN SHORT-TERM DEBT	9,873	(5,468)
ADDITIONS TO LONG TERM DEBT	7	15,412
REDUCTION OF LONG TERM DEBT	(12,488)	(2,602)
IMPACT OF STOCK OPTIONS AND OTHER	730	510
TREASURY PURCHASES	(2,713)	(9,032)

TOTAL FINANCING ACTIVITIES	(6,636)	(2,871)

EXCHANGE EFFECT ON CASH	150	(46)

CHANGE IN CASH AND CASH EQUIVALENTS	(1,706)	1,427

ENDING CASH	$4,987	$7,816

THE PROCTER & GAMBLE COMPANY AND SUBSIDIARIES
(Amounts in Millions)
Consolidated Balance Sheet Information

	December 31, 2006	June 30, 2006

CASH AND CASH EQUIVALENTS	$4,987	$6,693
INVESTMENTS SECURITIES	521	1,133
ACCOUNTS RECEIVABLE	7,523	5,725
TOTAL INVENTORIES	6,883	6,291
OTHER	4,775	4,487
TOTAL CURRENT ASSETS	24,689	24,329

NET PROPERTY, PLANT AND EQUIPMENT	19,096	18,770
NET GOODWILL AND OTHER INTANGIBLE ASSETS	89,805	89,027
OTHER NON-CURRENT ASSETS	3,710	3,569

TOTAL ASSETS	$137,300	$135,695

ACCOUNTS PAYABLE	$4,490	$4,910
ACCRUED AND OTHER LIABILITIES	10,628	9,587
TAXES PAYABLE	3,643	3,360
DEBT DUE WITHIN ONE YEAR	12,533	2,128
TOTAL CURRENT LIABILITIES	31,294	19,985

LONG-TERM DEBT	23,650	35,976
OTHER	16,992	16,826
TOTAL LIABILITIES	71,936	72,787

TOTAL SHAREHOLDERS' EQUITY	65,364	62,908

TOTAL LIABILITIES & SHAREHOLDERS' EQUITY	$137,300	$135,695

THE PROCTER & GAMBLE COMPANY AND SUBSIDIARIES
(Amounts in Millions)
Consolidated Earnings Information

	Three Months Ended December 31, 2006
		% Change Versus Year Ago	Earnings Before Income Taxes	% Change Versus Year Ago	Net Earnings	% Change Versus Year Ago

	Net Sales

BEAUTY	$ 5,884	8%	$ 1,335	14%	$ 1,008	19%
HEALTH CARE	2,355	7%	683	20%	472	22%
BEAUTY AND HEALTH	8,239	8%	2,018	16%	1,480	20%

FABRIC CARE AND HOME CARE	4,682	11%	1,004	9%	673	9%
BABY CARE AND FAMILY CARE	3,119	5%	548	6%	341	3%
SNACKS, COFFEE AND PET CARE	1,253	3%	232	31%	150	34%
HOUSEHOLD CARE	9,054	8%	1,784	10%	1,164	10%

BLADES AND RAZORS	1,282	11%	417	11%	301	11%
DURACELL AND BRAUN	1,347	5%	312	28%	218	32%
GILLETTE GBU	2,629	8%	729	18%	519	19%

TOTAL BUSINESS SEGMENT	19,922	8%	4,531	14%	3,163	16%
CORPORATE	(197)	N/A	(441)	N/A	(301)	N/A
TOTAL COMPANY	$ 19,725	8%	$ 4,090	12%	$ 2,862	12%

	Six Months Ended December 31, 2006
		% Change Versus Year Ago	Earnings Before Income Taxes	% Change Versus Year Ago	Net Earnings	% Change Versus Year Ago

	Net Sales

BEAUTY	$ 11,487	10%	$ 2,532	13%	$ 1,880	15%
HEALTH CARE	4,582	18%	1,243	21%	857	23%
BEAUTY AND HEALTH	16,069	12%	3,775	15%	2,737	17%

FABRIC CARE AND HOME CARE	9,434	10%	2,111	10%	1,427	12%
BABY CARE AND FAMILY CARE	6,218	5%	1,148	12%	724	11%
SNACKS, COFFEE AND PET CARE	2,316	6%	376	27%	237	26%
HOUSEHOLD CARE	17,968	8%	3,635	12%	2,388	13%

BLADES AND RAZORS	2,581	124%	867	131%	638	135%
DURACELL AND BRAUN	2,323	82%	463	91%	313	90%
GILLETTE GBU	4,904	102%	1,330	115%	951	118%

TOTAL BUSINESS SEGMENT	38,941	16%	8,740	23%	6,076	24%
CORPORATE	(431)	N/A	(774)	N/A	(516)	N/A
TOTAL COMPANY	$ 38,510	16%	$ 7,966	21%	$ 5,560	22%

	OCTOBER - DECEMBER NET SALES INFORMATION
	(Percent Change vs. Year Ago) *
	Volume With Acquisitions/ Divestitures	Volume Without Acquisitions/ Divestitures	Foreign Exchange	Price	Mix/Other	Net Sales Growth	Net sales Growth Excl. F/X

BEAUTY AND HEALTH
BEAUTY	4%	5%	3%	0%	1%	8%	5%
HEALTH CARE	2%	3%	2%	2%	1%	7%	5%

HOUSEHOLD CARE
FABRIC CARE AND HOME CARE	8%	7%	2%	1%	0%	11%	9%
BABY CARE AND FAMILY CARE	2%	3%	2%	1%	0%	5%	3%
SNACKS, COFFEE AND PET CARE	1%	1%	1%	0%	1%	3%	2%

GILLETTE GBU
BLADES AND RAZORS	4%	4%	3%	2%	2%	11%	8%
DURACELL AND BRAUN	0%	1%	3%	0%	2%	5%	2%

TOTAL COMPANY	4%	5%	3%	1%	0%	8%	5%

* These sales percentage changes are approximations based on quantitative formulas that are consistently applied.

THE PROCTER & GAMBLE COMPANY AND SUBSIDIARIES
(Amounts in Millions Except Per Share Amounts)
Consolidated Earnings Information

	OND QUARTER			FYTD

	OND 06	OND 05	% CHG	12/31/2006	12/31/2005	% CHG
NET SALES	$19,725	$18,337	8%	$38,510	$33,130	16%
COST OF PRODUCTS SOLD	9,287	8,732	6%	18,152	15,891	14%
GROSS MARGIN	10,438	9,605	9%	20,358	17,239	18%
SELLING, GENERAL & ADMINISTRATIVE EXPENSE	6,088	5,713	7%	11,954	10,290	16%
OPERATING INCOME	4,350	3,892	12%	8,404	6,949	21%
TOTAL INTEREST EXPENSE	339	299		697	518
OTHER NON-OPERATING INCOME, NET	79	68		259	142
EARNINGS BEFORE INCOME TAXES	4,090	3,661	12%	7,966	6,573	21%
INCOME TAXES	1,228	1,115		2,406	1,998

NET EARNINGS	$2,862	$2,546	12%	$5,560	$4,575	22%

EFFECTIVE TAX RATE	30.0%	30.5%		30.2%	30.4%

PER COMMON SHARE:
BASIC NET EARNINGS	$0.89	$0.76	17%	$1.73	$1.57	10%
DILUTED NET EARNINGS	$0.84	$0.72	17%	$1.63	$1.48	10%
DIVIDENDS	$0.31	$0.28	11%	$0.62	$0.56	11%
AVERAGE DILUTED SHARES OUTSTANDING	3,406.5	3,547.0		3,410.1	3,098.0

COMPARISONS AS A % OF NET SALES			Basis Pt Chg			Basis Pt Chg
COST OF PRODUCTS SOLD	47.1%	47.6%	(50)	47.1%	48.0%	(90)
GROSS MARGIN	52.9%	52.4%	50	52.9%	52.0%	90
SELLING, GENERAL & ADMINISTRATIVE EXPENSE	30.9%	31.2%	(30)	31.0%	31.1%	(10)
OPERATING MARGIN	22.1%	21.2%	90	21.8%	21.0%	80
EARNINGS BEFORE INCOME TAXES	20.7%	20.0%	70	20.7%	19.8%	90
NET EARNINGS	14.5%	13.9%	60	14.4%	13.8%	60